UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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CESCA THERAPEUTICS INC. (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1

Cesca Therapeutics Inc.
2711 Citrus Road
Rancho Cordova, CA 95742

Telephone (916) 858-5100

October 6, 2015

Dear Stockholders:

You have previously received proxy materials in connection with Cesca Therapeutics Inc.’s Special Stockholder Meeting to be held on October 30, 2015. According to our latest records, your proxy vote for this meeting has not yet been received.

At this meeting you are being asked to approve two proposals regarding common stock issuance in connection with Nasdaq Marketplace Rule 5635(d) as more fully described in the Proxy Statement. The Board of Directors approved these proposals and unanimously recommends you vote FOR both of them.

As disclosed in our Form 8-K filed September 29, 2015, we amended the Debentures issued in the $15.0 million financing described in our Proxy Statement that was previously mailed or provided to you. The Debentures were amended to eliminate as an event of default the failure to receive stockholder approval as required under the Nasdaq Capital Market listing requirement.

Your vote is important to approve these proposals. Approval of proposal two requires the affirmative vote of a majority of the outstanding shares entitled to vote. Accordingly, if you do not vote, it will have the effect of a vote against this proposal. Your broker allows you to vote your shares telephonically or via the internet if you wish. Follow the instructions on the enclosed voting form to cast your proxy. Remember, your broker cannot vote your shares until you instruct him or her to do so.

If you have not already done so, please vote today.

Thank you in advance for your support.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Robin Stracey

Robin C. Stracey

Chief Executive Officer

If you have any questions, or require assistance in voting your proxy, please call our proxy solicitor Georgeson Inc., toll free at (800) 868-1391.